Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BIRNER DENTAL MANAGEMENT SERVICES, INC.

Pursuant to Section 7-110-103, 7-110-106 and 7-110-107 and part 3 of article 90 of title 7, Colorado Revised Statutes (“C.R.S.”), these Amended and Restated Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1.            The name of the Corporation is Birner Dental Management Services, Inc. (the “Corporation”).

2.            The second amendment and restatement of the Corporation’s Articles of Incorporation was duly approved and adopted by unanimous written consent of the shareholders of the Corporation on January 14, 2019.  The number of votes cast for the amendment and restatement of the Articles of Incorporation by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

3.            These Second Amended and Restated Articles of Incorporation supersede in its entirety the existing Amended and Restated Articles of Incorporation of the Corporation.

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ARTICLE I

The name of the corporation is Birner Dental Management Services, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The Corporation is to have perpetual existence.

ARTICLE III

The purpose for which the Corporation is organized is to transact all lawful business for which a corporation may be incorporated pursuant to the Colorado Business Corporation Act, as amended.

ARTICLE IV

In furtherance of the purposes set forth in Article III of these Articles of Incorporation, the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

ARTICLE V

5.1          Authorized Shares. The total number of shares of capital stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, having a par value of $0.01 per share.

ARTICLE VI

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided by law or by these Articles of Incorporation.  The Directors shall have power to make Bylaws and to amend or alter the Bylaws from time to time as they deem proper from and for the administration and regulation of the affairs of the Corporation.

ARTICLE VII

7.1          Nature of Indemnity.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the Colorado Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in 7.2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation.  The right to indemnification conferred in this Article VII shall be a contract right and, subject to Sections 7.2 and 7.5 of this Article VII, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.  The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

7.2          Procedure for Indemnification of Directors and Officers.  Any indemnification of a director or officer of the Corporation under Section 7.1 of this Article VII or advance of expenses under Section 7.5 of this Article VII shall be made promptly, and in any event within 15 days, upon the written request of the director or officer.  If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Colorado Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Colorado Business Corporation Act, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

7.3          Nonexclusivity of Article VII.  The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of these Articles, the Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

7.4          Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VII.

7.5          Expenses.  Expenses incurred by any person described in Section 7.1 of this Article VII in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

7.6          Employees and Agents.  Persons who are not covered by the foregoing provisions of this Article VII and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

7.7          Contract Rights.  The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article VII and the relevant provisions of the Colorado Business Corporation Act or other applicable law are in effect, and any repeal or modification of this Article VII or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

7.8          Merger or Consolidation.  For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VIII

The address of the place of business of the Corporation is 1777 S. Harrison St., Ste. 1400, Denver, Colorado 80210-3937.

ARTICLE IX

The street address of the registered office of the Corporation is Corporation Service Company.  The name of the registered agent of the Corporation at such address is 1900 W. Littleton Boulevard, Littleton, Colorado 80120.